EXHIBIT (a)(1)(J)
IMMEDIATE ATTENTION REQUIRED
October 26, 2006
Re:     The Emdeon 401(k) Savings and Employee Stock Ownership Plan
      Dear Plan Participant:
      The enclosed tender offer materials and Direction Form require your immediate attention. Our records reflect that, as a participant in the Emdeon 401(k) Savings and Employee Stock Ownership Plan (the “Plan”), all or a portion of your individual account is invested in the Emdeon Corporation Stock Fund. The tender offer materials describe an offer by Emdeon Corporation (“Emdeon”) to purchase up to 100,000,000 shares of its common stock, par value $0.0001 per share (the “Shares”), at a price of $12.25 per Share, without interest (the “Offer”). As described below, you have the right to instruct Fidelity Management Trust Company (“Fidelity”), as trustee of the Plan, concerning whether to tender Shares attributable to your individual account under the Plan. You will need to complete the enclosed Direction Form and return it to Fidelity’s tabulator in the enclosed return envelope so that it is RECEIVED by 4:00 p.m., New York City time, on Wednesday, November 29, 2006, unless the Offer is extended, in which case the deadline for receipt of instructions will be three business days prior to the expiration date of the Offer, if feasible.
      The remainder of this letter summarizes the transaction, your rights under the Plan and the procedures for completing and submitting the Direction Form. You should also review the more detailed explanation provided in the Offer to Purchase, dated October 20, 2006 (the “Offer to Purchase”) enclosed with this letter.
BACKGROUND
      Emdeon has made an Offer to its stockholders to purchase up to 100,000,000 Shares at a price of $12.25 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase. The Offer to Purchase sets forth the objectives, terms and conditions of the Offer and is being provided to all of Emdeon’s stockholders. To understand the Offer fully and for a more complete description of the terms and conditions of the Offer, you should carefully read the entire Offer to Purchase.
      The Offer extends to the Shares held by the Plan. As of October 11, 2006, the Plan had approximately 656,324 Shares allocated to participant accounts. Only Fidelity, as trustee of the Plan, can tender these Shares in the Offer. Nonetheless, as a participant under the Plan, you have the right to direct Fidelity whether or not to tender some or all of the Shares attributable to your individual account in the Plan. Unless otherwise required by applicable law, Fidelity will tender Shares attributable to participant accounts in accordance with participant instructions and Fidelity will not tender Shares attributable to participant accounts for which it does not receive timely instructions. If you do not complete the enclosed Direction Form and return it to Fidelity’s tabulator on a timely basis, you will be deemed to have elected not to participate in the Offer and no Shares attributable to your Plan account will be tendered. Fidelity will tender Shares in the Plan that have not been allocated to an individual account in the same proportion as Fidelity tenders Shares for which it receives participant directions, unless otherwise required by applicable law. As more fully described below, the cash proceeds will be paid directly to the Plan and not to the individual participants and, subject to Plan rules, will remain in the Plan.
LIMITATIONS ON FOLLOWING YOUR DIRECTION
      The enclosed Direction Form allows you to specify the percentage of the Shares attributable to your account that you wish to tender. However, as detailed in the following paragraph, Fidelity may not be able to follow your direction with respect to the Offer.
      The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the trust agreement between Emdeon and Fidelity prohibit the sale of Shares to Emdeon for less than “adequate consideration” which is defined by ERISA for a publicly traded security as the prevailing market price on a national securities exchange. Fidelity will determine “adequate consideration,” based on the closing market price of the Shares on the NASDAQ Global Select Market on the business day immediately prior to the expiration date of the Offer (the “prevailing market price”). Accordingly, if the prevailing market price on such date is greater than the tender price offered by Emdeon ($12.25 per Share), notwithstanding your direction to tender Shares in the Offer, the Shares attributable to your account will not be tendered.
      Unless otherwise required by applicable law, Fidelity will not tender Shares for which it has received no direction, or for which it has received a direction not to tender. Fidelity makes no recommendation as to whether to direct the tender of Shares or whether to refrain from directing the tender of Shares. EACH PARTICIPANT OR BENEFICIARY MUST MAKE HIS OR HER OWN DECISIONS. It is recommended that you consult with your tax, legal, and/or financial advisors prior to making any decision.
CONFIDENTIALITY
      To assure the confidentiality of your decision, Fidelity and their affiliates or agents will tabulate the Direction Forms. Neither Fidelity nor their affiliates or agents will make your individual direction available to Emdeon.
PROCEDURE FOR DIRECTING TRUSTEE
      Enclosed is a Direction Form which should be completed and returned to Fidelity’s tabulator. Please note that the Direction Form indicates the number of Shares attributable to your individual account as of October 11, 2006. However, for purposes of the final tabulation, Fidelity will apply your instructions to the number of Shares attributable to your account as of Wednesday, November 29, 2006, or as of a later date if the Offer is extended.
      If you do not properly complete the Direction Form or do not return it by the deadline specified, such Shares will be considered NOT TENDERED.
      To properly complete your Direction Form, you must do the following:

(1)	On the face of the Direction Form, check Box 1, 2 or 3. CHECK ONLY ONE BOX:

•	CHECK BOX 1 if you want ALL of the Shares attributable to your individual account tendered for sale in accordance with the terms of the Offer.

•	CHECK BOX 2 if you want to tender A PORTION of the Shares attributable to your individual account. Specify the percentage (in whole numbers) of Shares attributable to your individual account that you want to tender for sale in accordance with the terms of this Offer. If this amount is less than 100%, you will be deemed to have instructed Fidelity NOT to tender the balance of the Shares attributable to your individual account under the Plan.

•	CHECK BOX 3 if you DO NOT want any of the Shares attributable to your individual account tendered for sale in accordance with the terms of the Offer and simply want the Plan to continue holding such Shares.

(2)	Date and sign the Direction Form in the space provided.

(3)	Return the Direction Form in the enclosed return envelope so that it is received by Fidelity’s tabulator at the address on the return envelope (P.O. Box 9142, Hingham, MA 02043) not later than 4:00 P.M., New York City time, on Wednesday, November 29, 2006, unless the Offer is extended, in which case the participant deadline shall be three business days prior to the expiration date of the Offer, if feasible. If you wish to return the form by overnight courier, please send it to Fidelity’s tabulator at Tabulator, 60 Research Road, Hingham, MA 02043. Directions via facsimile will not be accepted.
      Your direction will be deemed irrevocable unless withdrawn by 4:00 p.m., New York City time, on Wednesday, November 29, 2006, unless the Offer is extended. In order to make an effective withdrawal, you must submit a new Direction Form which may be obtained by calling Fidelity at (800) 835-5097. Upon receipt of a new, completed and signed Direction Form, your previous direction will be deemed canceled. You may direct the re-tendering of any Shares attributable to your individual account by obtaining an additional Direction Form from Fidelity and repeating the previous instructions for directing tender as set forth in this letter.
      After the deadline above for returning the Direction Form to Fidelity’s tabulator, Fidelity and their affiliates or agents will complete the tabulation of all directions. Fidelity will tender the appropriate number of Shares on behalf of the Plan.
      Emdeon will then buy all Shares, up to 100,000,000, that were properly tendered through the Offer. If there is an excess of Shares tendered over the exact number desired by Emdeon, Shares tendered pursuant to the Offer may be subject to proration, as described in the Offer to Purchase. Any Shares attributable to your account that are not purchased in the Offer will remain allocated to your individual account under the Plan.
      The preferential treatment of holders of fewer than 100 Shares, as described in the Offer to Purchase, will not apply to participants in the Plan, regardless of the number of Shares held within their individual accounts. Additionally, the “Conditional Tender” described in the Offer will not apply to participants in the Plan.
EFFECT OF TENDER ON YOUR ACCOUNT
      If you direct Fidelity to tender some or all of the Shares attributable to your account, as of 4:00 p.m., New York City time, on Wednesday, November 29, 2006, all transactions involving the Emdeon Stock Fund (which will include, without limitations, exchanges, withdrawals, distributions and/or obtaining a loan) will be unavailable until all processing related to the Offer has been completed, unless the Offer is extended or terminated. In the event that the Offer is extended, the freeze on these transactions will, if administratively feasible, be temporarily lifted until three business days prior to the new completion date of the Offer, as extended, at which time a new freeze on these Emdeon Stock Fund transactions will commence.
      If you directed Fidelity to NOT tender any of the Shares attributable to your account, you did not return your Trustee Direction Form in a timely manner or your tender instructions could not be followed, you will continue to have access to all transactions normally available to you under the Plan.
INVESTMENT OF PROCEEDS
      For any Shares in the Plan that are tendered and purchased by Emdeon, Emdeon will pay cash to the Plan. INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN.
      Fidelity will invest proceeds received with respect to Shares attributable to your account in the Fidelity Money Market Trust: Retirement Money Market Portfolio (the “Money Market Portfolio”) as soon as administratively possible after receipt of proceeds. Fidelity anticipates that the processing will be completed five to seven business days after receipt of these proceeds. You may call Fidelity at (800) 835-5097 or access your account through NetBenefits after the reinvestment is complete to learn the effect of the tender on your account or to have the proceeds from the sale of Shares which were invested in the Money Market Portfolio invested in other investment options offered under the Plan.
TAX CONSEQUENCES
      While participants will not recognize any immediate tax gain or loss as a result of the tender of any Shares in the Plan, the tax treatment of future distributions from the Plan may be impacted by a tender and sale of shares held through the Plan. Specifically, participants’ ability to take advantage of “net unrealized appreciation” for tax purposes may be impacted. Please consult with your tax advisor concerning your decision to participate in the Offer and possible tax ramifications.

SHARES OUTSIDE THE PLAN
      If you hold Shares outside of the Plan (including pursuant to another Emdeon retirement plan), you will receive, under separate cover, Offer materials to be used to tender those Shares. Those Offer materials may not be used to direct Fidelity to tender or not tender the Shares attributable to your individual account under the Plan. Likewise, the tender of Shares attributable to your individual account under the Plan will not be effective with respect to Shares you hold outside of the Plan. The direction to tender or not tender Shares attributable to your individual account under the Plan may only be made in accordance with the procedures in this letter. Similarly, the enclosed Direction Form may not be used to tender Shares held outside of the Plan.
FURTHER INFORMATION
      If you require additional information concerning the procedure to tender Shares attributable to your individual account under the Plan, please contact Fidelity at (800) 835-5097. If you require additional information concerning the terms and conditions of the Offer, please call Innisfree M&A Incorporated, the Information Agent, toll free at (877) 750-9497.

Sincerely,

Fidelity Management Trust Company

FIDELITY INSTITUTIONAL RETIREMENT SERVICES CO.
P.O. BOX 9112
FARMINGDALE, NY 11735
TRUSTEE DIRECTION FORM
You can communicate your election to Fidelity as follows:
1. You can mail this form in the enclosed postage-paid return envelope to Fidelity’s tabulation agent at P.O. Box 9142, Hingham, MA 02043-9964;
2. You can overnight the form to Fidelity’s tabulation agent at Tabulator, 60 Research Road, Hingham, MA 02043;
PLEASE NOTE, that any mailed form must be RECEIVED, not just postmarked, by the deadline, in order to be valid.
EMDEON CORPORATION
EMDEON 401(K) SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN
BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY THE ENCLOSED MATERIALS.
PLEASE NOTE THAT IF YOU DO NOT SUBMIT PROPER DIRECTIONS TO FIDELITY USING ONE OF THE METHODS DESCRIBED HEREIN BY 4:00 P.M. NEW YORK CITY TIME ON WEDNESDAY, NOVEMBER 29, 2006, UNLESS THE OFFER IS EXTENDED, FIDELITY WILL NOT TENDER ANY OF THE SHARES ATTRIBUTABLE TO YOUR ACCOUNT IN THE PLAN, UNLESS OTHERWISE REQUIRED BY LAW.
Fidelity makes no recommendation to any Plan participant as to whether to tender or not. Your instructions to Fidelity will be kept confidential.
This Direction Form, if properly signed, completed and received by Fidelity in a timely manner will supercede any previous Direction Form.
The number of Shares attributable to your account as of October 11, 2006, is shown to the right of your address.

Date

Please Print Name

Signature

..    Please fold and detach card at perforation before mailing    .
I hereby instruct Fidelity Management Trust Company (“Fidelity”), as trustee of the Emdeon 401(k) Savings and Employee Stock Ownership Plan (the “Plan”), to tender the shares of Emdeon Corporation (the “Shares”) attributable to my account under the Plan as of Wednesday, November 29, 2006, unless a later deadline is announced, as follows (check only one box and complete):

Box 1 ☐	I direct Fidelity to tender ALL of the Shares attributable to my account in the Plan.

Box 2 ☐	I direct Fidelity to tender percent (insert a percentage in whole numbers less than 100%) of the Shares attributable to my account in the Plan.

Box 3 ☐	I direct Fidelity NOT to tender any of the Shares attributable to my account in the Plan.
PLEASE SIGN AND DATE ON THE REVERSE SIDE.